Exhibit 12

Avis Budget Group, Inc.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in millions)

	Nine Months Ended September 30,
	2007		2006
Earnings before fixed charges:
Income (loss) from continuing operations before income taxes	$162		$(669)
Plus: Fixed charges	420		566

Earnings available to cover fixed charges	$582		$(103)

Fixed charges (a):
Interest, including amortization of deferred financing costs (b)	$376		$519
Interest portion of rental payment	44		47

Total fixed charges	$420		$566

Ratio of earnings to fixed charges (c)	1.39	x	—

(a)      Consists of interest expense on all indebtedness (including amortization of deferred financing costs and capitalized interest) and the portion of operating lease rental expense that is representative of the interest factor. Interest expense on all indebtedness is detailed as follows:

	Nine Months Ended September 30,
	2007		2006
Related to debt under vehicle programs	$270		$282
All other	106		237

	$376		$519

(b)	Does not include interest expense from discontinued operations of $73 million for the nine months ended September 30, 2006.
(c)	Earnings were not sufficient to cover fixed charges for the nine months ended September 30, 2006.

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